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                                                                    EXHIBIT 21.1


                         Subsidiaries of the Registrant


                                                       Jurisdiction of
             Name                                       Incorporation
             ----                                      ---------------
Influence Medical Technologies, Ltd.                        Israel
Influence Medical Technologies, GmbH                        Germany